Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, LLC Enters Into an Amended and Restated Equity Distribution Agreement

HOUSTON, September 12, 2011 -- (Business Wire) -- Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard”) announced today it has entered into an amended and restated equity distribution agreement (the “Agreement”) with Knight Capital Americas, L.P., as successor in interest to Knight Capital Markets LLC (“KCA”), a subsidiary of Knight Capital Group, Inc. Under the terms of the Agreement, Vanguard has extended, for an additional three years,  its existing agreement with KCA to act as Vanguard's exclusive distribution agent with respect to the issuance and sale of Vanguard common units up to an aggregate gross sales price of $200 million. Of the $200 million of the common units under the Agreement, $115 million of the common units may be issued pursuant to Vanguard’s existing shelf registration statement on Form S-3 (Registration No. 333-159911).  Vanguard will file a new shelf registration statement upon the earlier of (i) August 4, 2012 or (ii) following the sale of $115 million of the common units.  Vanguard may from time-to-time propose transaction notices to KCA for the sale of units at an established minimum market price.

Richard A. Robert, Executive Vice-President and CFO of Vanguard, commented, "This program was put in place to provide Vanguard with additional financial flexibility to fund a portion of the purchase price on smaller acquisitions. Equity raised under this program comes at a cost substantially less than a marketed or overnight offering. This program is simply another financing tool to be used as we execute our acquisition strategy."

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the southern portion of the Appalachian Basin, the Permian Basin, South Texas and Mississippi. In addition, Vanguard owns 100% of the general partner of Encore Energy Partners LP (NYSE: ENP) (“Encore”) and approximately 46% of the outstanding common units of Encore. Encore has oil and natural gas properties located in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.  More information on Encore can be found at www.encoreenp.com and more information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural
Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

SOURCE: Vanguard Natural Resources, LLC